sección 8, hoja S-1960, inscripción 1063ª. --------

A la Comisión Ejecutiva corresponde el ejercicio de las facultades que le fueron conferidas en escritura autorizada por el Notario de Santander Don José María de Prada Diez, el día 12 de marzo de 1999, con el número 792 de su protocolo, y que causó la inscripción 463ª de la hoja de la Sociedad. -

De copia autorizada de la referida escritura que tengo a la vista, resulta que quedaron delegadas en dicha Comisión Ejecutiva, todas las facultades del Consejo de Administración, salvo las exceptuadas en el propio acuerdo de delegación, sin que los acuerdos que por la presente se elevan a escritura pública impliquen o constituyan facultades que hayan quedado exceptuadas de la delegación. -------

TIENE a mi juicio el compareciente según interviene, la capacidad legal necesaria para este acto, y al efecto, ------------------------------

-----------------OTORGA: ---------------------

Que en el concepto en que interviene, y cumpliendo los acuerdos a que se refiere la certificación antes citada, ELEVA A INSTRUMENTO PUBLICO todos y cada uno de los acuerdos que constan en dicha certificación y ME REQUIERE a mí el Notario para